Filed Pursuant to Rule 424(b)(3)
Registration No. 333-212307

PROSPECTUS

Verizon Communications Inc.

Offer to Exchange

$2,500,000,000 aggregate principal amount of Floating Rate Notes due 2022 for

$2,500,000,000 aggregate principal amount of Floating Rate Notes due 2022 that have been registered under the

Securities Act of 1933, as amended (the “Securities Act”)

Offer to Exchange

$2,500,000,000 aggregate principal amount of Floating Rate Notes due 2025 for

$2,500,000,000 aggregate principal amount of Floating Rate Notes due 2025 that have been registered under the Securities Act

The Exchange Offers will expire at

noon, New York City time, on September 12, 2016,

unless extended with respect to either or both series.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange (i) up to $2,500,000,000 aggregate principal amount of our outstanding Floating Rate Notes due 2022 (CUSIP No. U9221A AB4) (the “Original Notes due 2022”) for a like principal amount of our Floating Rate Notes due 2022 that have been registered under the Securities Act (CUSIP No. 92343V DA9) (the “Exchange Notes due 2022”) and (ii) up to $2,500,000,000 aggregate principal amount of our outstanding Floating Rate Notes due 2025 (CUSIP No. U9221A AC2) (the “Original Notes due 2025” and, together with the Original Notes due 2022, the “Original Notes”) for a like principal amount of our Floating Rate Notes due 2025 that have been registered under the Securities Act (CUSIP No. 92343V DB7) (the “Exchange Notes due 2025” and, together with the Exchange Notes due 2022, the “Exchange Notes”). We refer to these offers as the “Exchange Offers”. When we use the term “Notes” in this prospectus, the term includes the Original Notes and the Exchange Notes unless otherwise indicated or the context otherwise requires. The terms of the Exchange Offers are summarized below and are more fully described in this prospectus.

The terms of each series of Exchange Notes are identical to the terms of the corresponding series of Original Notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the Original Notes do not apply to the Exchange Notes.

We will accept for exchange any and all Original Notes of each series validly tendered prior to noon, New York City time, on September 12, 2016, unless extended (the “expiration date”) and not validly withdrawn.

You may withdraw tenders of Original Notes of each series at any time before noon, New York City time, on the expiration date.

We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offers. The Original Notes surrendered and exchanged for the Exchange Notes will be retired and canceled. Accordingly, the issuance of the Exchange Notes will not result in any increase in our outstanding indebtedness.

The exchange of Original Notes of each series for the corresponding series of Exchange Notes will not be a taxable event for U.S. federal income tax purposes.

No public market currently exists for any series of Original Notes. We do not intend to list any series of Exchange Notes on any securities exchange and, therefore, no active public market is anticipated.

Any broker-dealer that holds Original Notes that were acquired as a result of market-making activities or other trading activities will not be entitled to tender its Original Notes in the Exchange Offers and this prospectus may not be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

See “Risk Factors” beginning on page 8 to read about important factors you should consider before tendering your Original Notes.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 10, 2016

ABOUT THIS PROSPECTUS

You should read this prospectus carefully before you invest. This prospectus contains important information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this prospectus and the documents incorporated by reference herein, which are accurate as of their respective dates. We have not authorized anyone else to provide you with different information, and we take no responsibility for any information that others may give you.

If any statement in this prospectus conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. The information on our website is not incorporated by reference into this document.

In this prospectus, “we,” “our,” “us,” “Verizon” and “Verizon Communications” refer to Verizon Communications Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains both historical and forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “will,” “may,” “should,” “continue,” “anticipate,” “believe,” “expect,” “plan,” “appear,” “project,” “estimate,” “intend,” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found in our periodic reports filed with the SEC.

Potential investors and other readers are urged to consider these factors carefully in evaluating the forward- looking statements and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we undertake no obligation to update publicly these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-4 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the SEC and the future filings we make with the SEC until the date we consummate the Exchange Offers under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016; and

•	our Current Reports on Form 8-K filed on April 1, 2016, May 11, 2016, June 9, 2016, July 25, 2016 (not including information furnished pursuant to Item 7.01), July 29, 2016 and August 1, 2016 (not including information furnished pursuant to Item 7.01), and on Form 8-K/A filed on June 2, 2016.

You may request a copy of these filings, at no cost, by contacting us at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

Internet Site: www.verizon.com/investor

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the relevant Exchange Offer.

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SUMMARY

This summary highlights selected information appearing elsewhere, or incorporated by reference, in this prospectus and is, therefore, qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus. It may not contain all the information that is important to you. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the Exchange Notes and the Exchange Offers. You should pay special attention to “Risk Factors” and “Forward-Looking Statements.”

Verizon Communications

We are one of the world’s leading providers of communications, information and entertainment products and services to consumers, businesses and governmental agencies. With a presence around the world, we offer voice, data and video services and solutions on our wireless and wireline networks that are designed to meet customers’ demand for mobility, reliable network connectivity, security and control. Our wireless segment, doing business as Verizon Wireless, provides wireless communications services across one of the most extensive wireless networks in the United States, with 113.2 million retail connections as of June 30, 2016. Our wireline segment provides voice, data and video communications products and enhanced services, including broadband video and data, corporate networking solutions, data center and cloud services, security and managed network services and local and long distance voice services. We provide these products and services to consumers in the United States, as well as to carriers, businesses and government customers both in the United States and around the world. We employed a diverse workforce of approximately 162,700 employees as of June 30, 2016, and generated consolidated revenues of $131.6 billion for the year ended December 31, 2015.

Our principal executive offices are located at 1095 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 395-1000.

The Exchange Offers

On February 21, 2014, in connection with the consummation of our acquisition of Vodafone Group Plc’s (“Vodafone Group”) indirect 45% interest in Cellco Partnership d/b/a Verizon Wireless we issued $2,500,000,000 aggregate principal amount of Original Notes due 2022 and $2,500,000,000 aggregate principal amount of Original Notes due 2025. As part of those issuances, we entered into an exchange and registration rights agreement, dated February 21, 2014 (the “Registration Rights Agreement”), with respect to each series of Original Notes with Vodafone Group and Vodafone 4 Limited (“Vodafone 4”), in which we agreed, among other things, to use our commercially reasonable efforts to complete an exchange offer for each series of Original Notes. Below is a summary of the Exchange Offers.

The Exchange Offers	We are offering to exchange up to $2,500,000,000 aggregate principal amount of the outstanding Original Notes due 2022 and up to $2,500,000,000 aggregate principal amount of the outstanding Original Notes due 2025 for like principal amounts of Exchange Notes due 2022 and Exchange Notes due 2025, respectively. You may tender Original Notes only in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. We will issue each series of Exchange Notes promptly after the expiration of the applicable Exchange Offer. In order to be exchanged, an Original Note must be validly tendered, not validly withdrawn and accepted by us. Subject to the satisfaction or waiver of the conditions of the Exchange Offers, all Original Notes that are validly tendered and not validly withdrawn will be accepted by us and exchanged. As of the date of this prospectus, $2,500,000,000 aggregate principal amount of Original Notes due 2022 is outstanding and $2,500,000,000 aggregate principal amount of Original Notes due 2025 is outstanding. The Original Notes were issued under our Indenture, dated as of December 1, 2000 (as amended or supplemented, the “Indenture”), between us and U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee (the “Trustee”). If all outstanding Original Notes are tendered for exchange, there will be $2,500,000,000 aggregate principal amount of Exchange Notes due 2022 and $2,500,000,000 aggregate principal amount of Exchange Notes due 2025 outstanding after the Exchange Offers.

Purpose of the Exchange Offers	The purpose of the Exchange Offers is to satisfy our obligations under the Registration Rights Agreement.

Expiration Date; Tenders

The Exchange Offers will expire at noon, New York City time, on September 12, 2016, unless we extend the period of time during which either or both of the Exchange Offers is open. In the event of any material change to either of the Exchange Offers, we will extend the period of time during which the relevant Exchange Offer is open as necessary so that at least five business days remain in the relevant Exchange Offer period following notice of such material change. By signing or agreeing to be bound by the accompanying letter of transmittal, you will represent, among other things, that: (i) any Original Notes to be exchanged were acquired by you in the ordinary course of business, (ii) any Exchange Notes received by you will be acquired in the ordinary course of business, (iii) you have no arrangements or understanding with any person, including us, to participate in the distribution of the Original Notes or the Exchange Notes within the meaning of the Securities Act, (iv) you are not an affiliate of the Company, and (v) you are not a broker-dealer electing to exchange Original Notes, acquired for your own account as a result of market-making activities or other trading activities, for the applicable Exchange Notes.

Accrued Interest on the Exchange Notes and Original Notes	The Exchange Notes due 2022 will bear interest from August 21, 2016, which will be the most recent date to which interest on the Original Notes due 2022 will have been paid prior to the issuance of the Exchange Notes due 2022. The Exchange Notes due 2025 will bear interest from August 21, 2016, which will be the most recent date to which interest on the Original Notes due 2025 will have been paid prior to the issuance of the Exchange Notes due 2025. If your Original Notes are accepted for exchange, you will receive interest on the corresponding Exchange Notes and not on such Original Notes. Any Original Notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions to the Exchange Offers	Our obligation to accept Original Notes tendered in the Exchange Offers is subject to the satisfaction of certain customary conditions. See “The Exchange Offers—Conditions to the Exchange Offers.”

Procedures for Tendering Original Notes	A tendering holder must, at or prior to the applicable expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the Exchange Agent (as defined herein) at the address listed in this prospectus; or

•	if Original Notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message (as defined herein) to the Exchange Agent.

See “The Exchange Offers—Procedures for Tendering.”

Special Procedures for Beneficial Holders	If you are a beneficial holder of Original Notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in either of the Exchange Offers, you should promptly contact the person in whose name your Original Notes are registered and instruct that nominee to tender on your behalf. See “The Exchange Offers—Procedures for Tendering.”

Withdrawal Rights	Tenders may be withdrawn at any time before noon, New York City time, on the applicable expiration date. See “The Exchange Offers—Withdrawal Rights.”

Acceptance of Original Notes and Delivery of Exchange Notes	Subject to the conditions stated in the section “The Exchange Offers—Conditions to the Exchange Offers” of this prospectus, we will accept for exchange any and all Original Notes of each series that are properly tendered in the Exchange Offers and not validly withdrawn. The corresponding Exchange Notes will be delivered promptly after the applicable expiration date. See “The Exchange Offers—Terms of the Exchange Offers.”

Absence of Dissenters’ Rights of Appraisal	You do not have dissenters’ rights of appraisal with respect to the Exchange Offers. See “The Exchange Offers—Absence of Dissenters’ Rights of Appraisal.”

U.S. Federal Tax Considerations	Your exchange of Original Notes for Exchange Notes pursuant to either of the Exchange Offers will not be a taxable event for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations.”

Exchange Agent	U.S. Bank National Association is serving as the exchange agent (the “Exchange Agent”) in connection with the Exchange Offers. The address and telephone number of the Exchange Agent are listed under the heading “The Exchange Offers—Exchange Agent.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offers. The Original Notes surrendered and exchanged for the Exchange Notes will be retired and canceled. Accordingly, issuance of the Exchange Notes will not result in any increase in our outstanding indebtedness.

Resale of the Exchange Notes	Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties and subject to the immediately following sentence, we believe Exchange Notes issued under these Exchange Offers in exchange for Original Notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders that are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of Original Notes that is an affiliate of ours, did not acquire the Original Notes, or will not acquire the Exchange Notes, in the ordinary course of its business or that intends to participate in the Exchange Offers for the purpose of distributing any of the Exchange Notes (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Original Notes in the Exchange Offers and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Notes, including Exchange Notes issued under these Exchange Offers, held by a Vodafone Entity (as defined in the Noteholders

Agreement) will continue to be subject to the contractual limitations on transfer set forth in the Noteholders Agreement. See “The Exchange Offers—Noteholders Agreement.”

Any broker-dealer that holds Original Notes that were acquired as a result of market-making activities or other trading activities will not be entitled to tender its Original Notes in the Exchange Offers.

Consequences Of Not Exchanging Original Notes	If you do not exchange your Original Notes in the Exchange Offers, you will continue to be subject to the restrictions on transfer described in the legend on your Original Notes. In general, you may offer or sell your Original Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Although your Original Notes will continue to accrue interest, they will generally retain no rights under the Registration Rights Agreement. We currently do not intend to register any series of Original Notes under the Securities Act. For more information regarding the consequences of not tendering your Original Notes, see “The Exchange Offers—Consequences of Exchanging or Failing to Exchange the Original Notes.”

Risk Factors	For a discussion of risk factors you should consider carefully before deciding to participate in the Exchange Offers, see “Risk Factors” beginning on page 8 of this prospectus.

The Exchange Notes

Issuer	Verizon Communications Inc.

Securities Offered	Up to $2,500,000,000 aggregate principal amount of Exchange Notes due 2022 and up to $2,500,000,000 aggregate principal amount of Exchange Notes due 2025.

The terms of each series of Exchange Notes are identical to the terms of the corresponding series of Original Notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the Original Notes do not apply to the Exchange Notes.

Maturity Dates	Exchange Notes due 2022: February 21, 2022. Exchange Notes due 2025: February 21, 2025.

Interest Rates	Exchange Notes due 2022: LIBOR plus 1.222%. Exchange Notes due 2025: LIBOR plus 1.372%.

The Exchange Notes due 2022 will bear interest from August 21, 2016, which will be the most recent date to which interest on the Original Notes due 2022 will have been paid prior to the issuance of the Exchange Notes due 2022. The Exchange Notes due 2025 will bear interest from August 21, 2016, which will be the most recent date to which interest on the Original Notes due 2025 will have been paid prior to the issuance of the Exchange Notes due 2025.

Interest Payment Dates	Exchange Notes due 2022: February 21, May 21, August 21 and November 21 of each year, commencing on November 21, 2016.

Exchange Notes due 2025: February 21, May 21, August 21 and November 21 of each year, commencing on November 21, 2016.

Optional Redemption	The Exchange Notes due 2022 and the Exchange Notes due 2025 will not be redeemable prior to maturity. See “Description of the Exchange Notes—Redemption.”

Ranking	Each series of Exchange Notes will be unsecured and will rank equally with all of our senior unsecured debt.

Book Entry; Form and Denominations	Each series of Exchange Notes will initially be represented by (i) one or more fully registered global notes, which we refer to as the “Global Notes” and (ii) one or more fully registered physical certificated notes, which we refer to as the “Physical Notes.”

The Global Notes will be registered in the name of Cede & Co. as nominee for The Depository Trust Company, or DTC. Beneficial interests in the Exchange Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in limited circumstances described in this prospectus, owners of beneficial interests in the Global Notes will not be entitled to have Global Notes registered in their names, will not receive or be entitled to receive Exchange Notes in definitive form and will not be considered holders of Exchange Notes under the Indenture.

The Physical Notes will be registered in the name of the beneficial owner or owners of such Physical Notes (or the nominee of such beneficial owner or owners). Except in limited circumstances provided in this prospectus, holders of Physical Notes will not be entitled to receive beneficial interests in the Global Notes.

The Exchange Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

No Public Market	The Exchange Notes will be new securities for which there is currently no market. A market for either or both series of Exchange Notes may not develop, or if a market does develop, it may not provide adequate liquidity.

Governing Law	The Indenture is, and the Exchange Notes will be, governed by the laws of the State of New York.

RISK FACTORS

An investment in the Exchange Notes involves risks. Before making a decision whether to participate in the Exchange Offers, you should carefully consider the risks and uncertainties described in this prospectus, including the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference herein. Our business, financial condition, operating results and cash flows can be impacted by these factors, any one of which could cause our actual results to vary materially from recent results or from our anticipated future results.

Uncertainty as to the trading market for Original Notes not exchanged

To the extent tenders of Original Notes for exchange in the Exchange Offers are accepted by us and the Exchange Offers are completed, the trading market for the Original Notes that remain outstanding following such completion will be significantly limited. The remaining Original Notes may command a lower price than a comparable issue of securities with greater market liquidity. A reduced market value and reduced liquidity may also make the trading price of the remaining Original Notes more volatile. As a result, the Exchange Offers may cause the market price for the Original Notes that remain outstanding after the completion of the Exchange Offers to be adversely affected. Neither we nor the Exchange Agent has any duty to make a market in any remaining Original Notes.

Uncertainty as to the trading market for the Exchange Notes

We cannot make any assurance as to:

•	the development of an active trading market for the Exchange Notes;

•	the liquidity of any trading market that may develop for the Exchange Notes;

•	the ability of holders to sell their Exchange Notes; or

•	the price at which the holders would be able to sell their Exchange Notes.

We do not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through any automated dealer quotation system. Any trading market that may develop for the Exchange Notes may be adversely affected by changes in the overall market for securities, changes in our financial performance or prospects, a change in our credit rating, the prospects for companies in our industry generally, any acquisitions or business combinations proposed or consummated by us, the interest of securities dealers in making a market for the Exchange Notes and prevailing interest rates, financial markets and general economic conditions. A market for the Exchange Notes may be subject to volatility.

In addition, Notes, including Exchange Notes issued under these Exchange Offers, held by a Vodafone Entity (as defined in the Noteholders Agreement) will continue to be subject to the contractual limitations on transfer set forth in the Noteholders Agreement. See “The Exchange Offers—Noteholders Agreement.”

Resale of the Original Notes is restricted

Each series of Exchange Notes will be issued pursuant to a registration statement filed with the SEC of which this prospectus forms a part. On the other hand, we have not registered the Original Notes under the Securities Act or for public offerings outside the United States. Consequently, the Original Notes may not be offered or sold in the United States, unless they are registered under the Securities Act, transferred pursuant to an exemption from registration under the Securities Act and applicable state securities laws or transferred in a transaction not subject to the Securities Act and applicable state securities laws. As a result, holders of Original Notes who do not participate in the Exchange Offers will face restrictions on the resale of their Original Notes, and such holders may not be able to sell their Original Notes at the time they wish or at prices acceptable to them. In addition, we do not anticipate that we will register the Original Notes under the Securities Act.

Treatment of the Original Notes not exchanged

Original Notes not exchanged in the Exchange Offers will remain outstanding. The terms and conditions governing the Original Notes will remain unchanged. No amendments to these terms and conditions are being sought.

From time to time after the expiration date, we or our affiliates may acquire Original Notes that are not exchanged in the Exchange Offers through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we or our affiliates may determine or as may be provided for in the documents governing the Original Notes.

Responsibility for complying with the procedures of the Exchange Offers

Holders of Original Notes are responsible for complying with all of the procedures for tendering Original Notes for exchange in a timely manner. Therefore, holders of Original Notes that wish to exchange them for Exchange Notes should allow sufficient time for timely completion of the exchange procedures. If the exchange procedures are not strictly complied with, the letter of transmittal or the agent’s message, as the case may be, may be rejected. Neither we nor the Exchange Agent assumes any responsibility for informing any holder of Original Notes of irregularities with respect to such holder’s participation in the Exchange Offers.

Consummation of the Exchange Offers may not occur

The Exchange Offers are subject to the satisfaction of certain conditions. See “The Exchange Offers—Conditions to the Exchange Offers.” Even if the Exchange Offers are completed, they may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the Exchange Offers may have to wait longer than expected to receive their Exchange Notes.

Completion, termination, waiver and amendment

Until we announce whether we have accepted valid tenders of Original Notes for exchange pursuant to the Exchange Offers, no assurance can be given that the Exchange Offers will be completed. In addition, subject to applicable law and as provided in this prospectus, we may, in our sole discretion, extend, re-open, amend, waive any condition of or terminate either or both of the Exchange Offers at any time before our announcement of whether we will accept valid tenders of Original Notes for exchange pursuant to the Exchange Offers, which we expect to make as soon as reasonably practicable after the applicable expiration date.

Responsibility to consult advisers

Holders should consult their own tax, accounting, financial and legal advisers regarding the suitability to themselves of the tax or accounting consequences of participating in the Exchange Offers and an investment in the Exchange Notes.

Neither we nor the Exchange Agent, nor our or its directors, employees or affiliates, is acting for any holder of Original Notes or will be responsible to any holder of Original Notes for providing advice in relation to the Exchange Offers, and accordingly neither we nor the Exchange Agent, nor our or its directors, employees and affiliates, makes any recommendation whatsoever regarding the Exchange Offers or any recommendation as to whether you should tender your Original Notes for exchange pursuant to the Exchange Offers.

Registration and prospectus delivery requirements of the Securities Act

If you exchange your Original Notes in the Exchange Offers for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Our obligation to keep the registration statement of which this prospectus forms a part effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to holders of restricted securities.

Except in limited circumstances, holders of Physical Notes will not be entitled to receive beneficial interests in the Global Notes

Holders of Original Notes in physical certificated form participating in the Exchange Offers will receive Physical Notes in exchange for their Original Notes. Except in limited circumstances, holders of Physical Notes will not be entitled to receive beneficial interests in the Global Notes. See “Description of the Exchange Notes.”

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offers. The Original Notes surrendered and exchanged for the Exchange Notes will be retired and canceled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratios of earnings to fixed charges for the periods indicated:

Six Months Ended June 30, 2016	Year Ended December 31,
	2015	2014	2013	2012	2011
3.63	5.27	3.15	7.69	3.55	3.50

For these ratios, “earnings” have been calculated by adding fixed charges to income before (provision) benefit for income taxes, equity in losses (earnings) of unconsolidated businesses and dividends from unconsolidated businesses. “Fixed charges” include interest expense, capitalized interest and the portion of rent expense representing interest. We classify interest expense recognized on uncertain tax positions as income tax expense, and therefore such interest expense is not included in the ratios of earnings to fixed charges.

THE EXCHANGE OFFERS

Purpose of the Exchange Offers

When we completed the issuance of the Original Notes on February 21, 2014, we entered into the Registration Rights Agreement with Vodafone Group and Vodafone 4. Under the Registration Rights Agreement, we agreed to use our commercially reasonable efforts to prepare and file with the SEC a registration statement or, at our election in our sole discretion, separate registration statements for (i) the Original Notes due 2022 by no later than July 1, 2016 and (ii) the Original Notes due 2025 by no later than July 1, 2018. We also agreed to use our commercially reasonable efforts to cause the applicable registration statement to become effective under the Securities Act and the exchange offers to be consummated no later than (i) October 1, 2016, in the case of the Original Notes due 2022 and (ii) October 1, 2018, in the case of the Original Notes due 2025. Upon the effectiveness of the applicable registration statement, we agreed to use our commercially reasonable efforts to commence the Exchange Offers. The Registration Rights Agreement provides that we will be required to pay additional interest to the holders of the Original Notes of the applicable series if we fail to comply with such filing requirements or the applicable registration statement does not become effective and the applicable Exchange Offer is not consummated on or prior to (i) October 1, 2016, in the case of the Original Notes due 2022 and (ii) October 1, 2018, in the case of the Original Notes due 2025.

The Exchange Offers are not being made to holders of Original Notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part, and it is available from us upon request. See “Where You Can Find More Information.”

Terms of the Exchange Offers

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange Original Notes that are properly tendered before noon, New York City time, on the applicable expiration date and not validly withdrawn as permitted below. We will issue a like principal amount of Exchange Notes in exchange for the principal amount of the corresponding Original Notes tendered under the respective Exchange Offers. As used in this prospectus, the term “expiration date” means September 12, 2016. However, if we have extended the period of time for which the Exchange Offers are open with respect to either or both series of Notes, the term “expiration date” means the latest date to which we extend the relevant Exchange Offer.

As of the date of this prospectus, $2,500,000,000 aggregate principal amount of Original Notes due 2022 is outstanding and $2,500,000,000 aggregate principal amount of Original Notes due 2025 is outstanding. The Original Notes of each series were issued under the Indenture. Our obligation to accept Original Notes of each series for exchange in the Exchange Offers is subject to the conditions described below under “—Conditions to the Exchange Offers.” We reserve the right to extend the period of time during which either or both of the Exchange Offers is open. We may, subject to applicable law, elect to extend the relevant Exchange Offer period if less than 100% of the Original Notes of the relevant series are tendered or if any condition to consummation of the relevant Exchange Offer has not been satisfied as of the relevant expiration date and it is likely that such condition will be satisfied after such date. In addition, in the event of any material change to either or both of the Exchange Offers, we will extend the period of time during which the relevant Exchange Offer is open as necessary so that at least five business days remain in the relevant Exchange Offer period following notice of such material change. In the event of such extension, and only in such event, we may delay acceptance for exchange of any Original Notes of the relevant series by giving written notice of the extension to the holders of Original Notes of such series as described below. During any extension period, all Original Notes of such series previously tendered will remain subject to the Exchange Offers and may be accepted for exchange by us. Any Original Notes not accepted for exchange will be returned to the tendering holder promptly after the expiration or termination of the Exchange Offers.

Original Notes of each series tendered in the Exchange Offers must be in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.

Subject to applicable law, we reserve the right to amend or terminate either or both of the Exchange Offers, and not to accept for exchange any Original Notes of the relevant series not previously accepted for exchange, upon the occurrence of any of the conditions of the relevant Exchange Offer specified below under “—Conditions to the Exchange Offers.” We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the Original Notes of the relevant series as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for such series.

Our acceptance of the tender of Original Notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and the accompanying letter of transmittal.

Absence of Dissenters’ Rights of Appraisal

Holders of the Original Notes do not have any dissenters’ rights of appraisal in connection with the Exchange Offers.

Procedures for Tendering

Except as described below, a holder tendering Original Notes must, at or prior to noon, New York City time, on the applicable expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the Exchange Agent, at the address listed below under the heading “—Exchange Agent;” or

•	if Original Notes are tendered in accordance with the book-entry procedures described below, the tendering holder must transmit an agent’s message to the Exchange Agent.

Transmittal will be deemed made only when actually received or confirmed by the Exchange Agent.

In addition:

•	the Exchange Agent must receive, at or before noon, New York City time, on the applicable expiration date, certificates for the Original Notes; or

•	the Exchange Agent must receive a timely confirmation of book-entry transfer of the Original Notes into the Exchange Agent’s account at DTC, the book-entry transfer facility.

The term “agent’s message” means a computer-generated message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the letter of transmittal and that we may enforce the letter of transmittal against such participant.

The method of delivery of Original Notes, letters of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or Original Notes to anyone other than the Exchange Agent.

If you are a beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Original Notes by causing DTC to transfer the Original Notes into the Exchange Agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the Original Notes surrendered for exchange are tendered:

•	by a registered holder of the Original Notes that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

We will reasonably determine all questions as to the validity, form and eligibility of Original Notes tendered for exchange and all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

We reserve the right to reject any particular Original Note not properly tendered, or any acceptance that might, in our judgment, be unlawful. We also reserve the right to waive any defects or irregularities with respect to the form of, or procedures applicable to, the tender of any particular Original Note prior to the applicable expiration date. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured prior to the applicable expiration date of the Exchange Offers. Neither we, the Exchange Agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of Original Notes. Neither we, the Exchange Agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is signed by a person other than the registered holder of Original Notes, the letter of transmittal must be accompanied by a physical certificate representing the Original Notes endorsed by the registered holder or written instrument of transfer or exchange in satisfactory form, duly executed by the registered holder, in either case with the signature guaranteed by an eligible institution. In addition, in either case, the original endorsement or the instrument of transfer must be signed exactly as the name of any registered holder appears on the Original Notes.

If the letter of transmittal or any Original Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By signing or agreeing to be bound by the letter of transmittal, each tendering holder of Original Notes will represent, among other things, that (i) any Original Notes to be exchanged were acquired by it in the ordinary course of business, (ii) any Exchange Notes received by it will be acquired in the ordinary course of business, (iii) it has no arrangements or understanding with any person, including the Company, to participate in the distribution of the Original Notes or the Exchange Notes within the meaning of the Securities Act, (iv) it is not an affiliate of the Company, and (v) it is not a broker-dealer electing to exchange Original Notes, acquired for its own account as a result of market-making activities or other trading activities, for the applicable Exchange Notes.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction of all of the conditions to an Exchange Offer, we will accept, promptly after the applicable expiration date, all Original Notes of the relevant series properly tendered. We will issue the applicable Exchange Notes promptly after the expiration of the relevant Exchange Offer and acceptance of the corresponding Original Notes. See “—Conditions to the Exchange Offers” below. For purposes of the Exchange Offers, we will be deemed to have accepted properly tendered Original Notes for exchange when, as and if we have given written notice of such acceptance to the Exchange Agent.

For each Original Note accepted for exchange, the holder of the Original Note will receive an Exchange Note of the corresponding series having a principal amount equal to that of the surrendered Original Note, and represented by a Global Note or a Physical Note, as applicable. Original Notes (and beneficial interests therein) represented by one or more global notes may only be exchanged for Global Notes (and beneficial interests therein). Original Notes represented by one or more physical certificated notes may only be exchanged for Physical Notes. The Exchange Notes due 2022 will bear interest from August 21, 2016, which will be the most recent date to which interest on the Original Notes due 2022 will have been paid prior to the issuance of the Exchange Notes due 2022. The Exchange Notes due 2025 will bear interest from August 21, 2016, which will be the most recent date to which interest on the Original Notes due 2025 will have been paid prior to the issuance of the Exchange Notes due 2025. Original Notes accepted for exchange will cease to accrue interest from and after the date of completion of the relevant Exchange Offer. Holders of Original Notes whose Original Notes are accepted for exchange will not receive any payment for accrued interest on the Original Notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the relevant Exchange Offer and will be deemed to have waived their rights to receive the accrued interest on the Original Notes.

In all cases, issuance of Exchange Notes for Original Notes will be made only after timely receipt by the Exchange Agent of:

•	certificates for the Original Notes, or a timely book-entry confirmation of the deposit of the Original Notes into the Exchange Agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or a transmitted agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged Original Notes will be returned without expense to the tendering holder of the Original Notes promptly after the expiration of the relevant Exchange Offer. In the case of Original Notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged Original Notes will be returned or recredited promptly after the expiration of the relevant Exchange Offer.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account for the Original Notes at DTC for purposes of the Exchange Offers within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems and is tendering Original Notes must make book-entry delivery of the Original Notes by causing DTC to transfer those Original Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to noon, New York City time, on the applicable expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Original Notes into the Exchange Agent’s account at DTC and then send to the Exchange Agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of Exchange Notes issued in the Exchange Offers may be effected through book-entry transfer at DTC. However, the letter of transmittal (or an agent’s message in lieu thereof), with any required signature guarantees and any other required documents, must be transmitted to, and received by, the Exchange Agent at the address listed below under “—Exchange Agent” (or its account at DTC with respect to an agent’s message) at or prior to noon, New York City time, on the applicable expiration date.

Exchanging Book-Entry Notes

The Exchange Agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility’s Automated Tender Offer Program, or ATOP, procedures to tender Original Notes. Any participant in the book-entry transfer facility may make book-entry delivery of Original Notes by causing the book-entry transfer facility to transfer such Original Notes into the Exchange Agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the Original Notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of Original Notes into the Exchange Agent’s account, and timely receipt by the Exchange Agent of an agent’s message and any other documents required by the letter of transmittal.

Exchanging Physical Certificated Notes

Holders of Original Notes in physical certificated form must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the Exchange Agent, at the address listed below. Transmittal will be deemed made only when actually received or confirmed by the Exchange Agent. In addition, the Exchange Agent must receive, at or before noon, New York City time, on the expiration date, certificates for the Original Notes.

Deliver To:
By Mail:	By Hand or Overnight Courier:	For information or confirmation by email or telephone:

U.S. Bank National Association Attn: Specialized Finance 60 Livingston Ave—EP-MN-WS2N St. Paul, MN 55107-2292	U.S. Bank National Association Attn: Specialized Finance 111 Fillmore Ave E St. Paul, MN 55107-1402	651-466-7150 cts.specfinance@usbank.com

Withdrawal Rights

For a withdrawal to be effective, the Exchange Agent must receive a written notice of withdrawal at the address indicated below under “—Exchange Agent” before noon, New York City time, on the applicable expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the Original Notes to be withdrawn;

•	identify the Original Notes to be withdrawn, including the relevant series, certificate number or numbers and principal amount of the Original Notes;

•	in the case of Original Notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the Original Notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Original Notes and otherwise comply with the procedures of such facility;

•	contain a statement that the holder is withdrawing his election to have the Original Notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Original Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the Trustee with respect to the Original Notes register the transfer of the Original Notes in the name of the person withdrawing the tender; and

•	specify the name in which the Original Notes are registered, if different from that of the depositor.

If certificates for Original Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Properly withdrawn Original Notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time on or before noon, New York City time, on the applicable expiration date.

Conditions to the Exchange Offers

Notwithstanding any other provision of this prospectus, with respect to each Exchange Offer, we will not be obligated to (i) accept for exchange any validly tendered Original Notes or (ii) issue any Exchange Notes in exchange for validly tendered Original Notes or complete such Exchange Offer, if at or prior to the applicable expiration date:

(1)	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission that might materially impair our ability to proceed with the applicable exchange offer; or

(2)	the applicable exchange offer or the making of any exchange by a holder of Original Notes of the relevant series would violate applicable law or any applicable interpretation of the SEC staff.

In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any Original Notes, if any stop order is threatened by the SEC or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. We are required to use our commercially reasonable efforts to obtain the withdrawal of any stop order suspending the effectiveness of a registration statement at the earliest possible time.

No Exchange Offer is conditioned upon any minimum amount of Original Notes being tendered or the consummation of any other Exchange Offer and each Exchange Offer may be amended, extended or terminated individually.

Exchange Agent

We have appointed U.S. Bank National Association as the Exchange Agent for the Exchange Offers. You should direct all Original Notes in physical certificated form and all executed letters of transmittal to the Exchange Agent at the address indicated below. You should direct questions and requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal to the Exchange Agent addressed as follows:

Deliver To:
By Mail:	By Hand or Overnight Courier:	For information or confirmation by email or telephone:

U.S. Bank National Association Attn: Specialized Finance 60 Livingston Ave—EP-MN-WS2N St. Paul, MN 55107-2292	U.S. Bank National Association Attn: Specialized Finance 111 Fillmore Ave E St. Paul, MN 55107-1402	651-466-7150 cts.specfinance@usbank.com

All other questions should be addressed to Verizon Communications Inc., One Verizon Way, Basking Ridge, New Jersey 07920, Attention: Fixed Income Investor Relations. If you deliver any Original Notes in physical certificated form or the letter of transmittal to an address other than any address for the Exchange Agent indicated above, then your delivery or transmission will not constitute a valid delivery of any Original Notes in physical certificated form or the letter of transmittal.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offers. The cash expenses to be incurred in connection with the Exchange Offers, including out-of-pocket expenses for the Exchange Agent, will be paid by us.

Transfer Taxes

We will pay any transfer taxes in connection with the tender of Original Notes in the Exchange Offers unless you instruct us to register Exchange Notes in the name of, or request that Original Notes not tendered or not accepted in the Exchange Offers be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offers. Payments made to other third parties will be expensed as incurred in accordance with generally accepted accounting principles.

Consequences of Exchanging or Failing to Exchange the Original Notes

Holders of Original Notes that do not exchange their Original Notes for Exchange Notes under the Exchange Offers will remain subject to the restrictions on transfer of such Original Notes as set forth in the legend printed on the global or physical certificates representing the Original Notes as a consequence of the issuance of the Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may not offer or sell the Original Notes unless they are registered under the Securities Act, transferred pursuant to an exemption from registration under the Securities Act and applicable state securities laws or transferred in a transaction not subject to the Securities Act and applicable state securities laws. We do not intend to register resales of any series of Original Notes under the Securities Act.

Under existing interpretations of the Securities Act by the SEC staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe the Exchange Notes of each series would, subject to the terms of the Noteholders Agreement for Notes held by a Vodafone Entity, generally be freely transferable by holders after the Exchange Offers without further registration under the Securities Act, subject to certain representations required to be made by each holder of Exchange Notes, as set forth below. However, any holder of Original Notes that is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or that intends to participate in the Exchange Offers for the purpose of distributing the Exchange Notes:

•	will not be able to rely on the interpretation of the SEC staff;

•	will not be able to tender its Original Notes of any series in the Exchange Offers; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation from the SEC staff regarding the Exchange Offers, and there can be no assurance that the SEC staff would make a similar determination with respect to either or both series of Exchange Notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Any broker-dealer that holds Original Notes that were acquired as a result of market-making activities or other trading activities will not be entitled to tender its Original Notes in the Exchange Offers and this prospectus may not be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

Notes, including Exchange Notes issued under these Exchange Offers, held by a Vodafone Entity (as defined in the Noteholders Agreement) will continue to be subject to the contractual limitations on transfer set forth in the Noteholders Agreement. See “The Exchange Offers—Noteholders Agreement.”

Registration Rights

The following description of the Registration Rights Agreement is a summary only and is qualified in its entirety by reference to all the provisions of the Registration Rights Agreement. A copy of the Registration Rights Agreement is available upon request to us at our address set forth under “Documents Incorporated by Reference.”

On February 21, 2014, we entered into the Registration Rights Agreement with Vodafone Group and Vodafone 4 pursuant to which we agreed, at our cost, to:

•	use our commercially reasonable efforts to prepare and file with the SEC a registration statement or, at our election in our sole discretion, separate registration statements for (a) the Original Notes due 2022 and (b) the Original Notes due 2025 (each, an “Exchange Offer Registration Statement”) on an appropriate form under the Securities Act, with respect to a proposed offer to the holders of the Original Notes due 2022, by no later than July 1, 2016, and with respect to a proposed offer to the holders of Original Notes due 2025, by no later than July 1, 2018 (each, a “Registered Exchange Offer”) to issue and deliver to the holders of the Original Notes, in exchange for their Original Notes, a like aggregate principal amount of Exchange Notes; and

•	use our commercially reasonable efforts to cause the applicable Exchange Offer Registration Statement to become effective under the Securities Act and the Registered Exchange Offers to be consummated no later than (a) October 1, 2016, in the case of the Original Notes due 2022, and (b) October 1, 2018, in the case of the Original Notes due 2025.

Upon the effectiveness of an Exchange Offer Registration Statement, we agreed to use our commercially reasonable efforts to commence the applicable Registered Exchange Offer.

If:

•	an applicable Exchange Offer Registration Statement is not filed with the SEC by July 1, 2016, in the case of the Original Notes due 2022, or July 1, 2018, in the case of the Original Notes due 2025; or

•	the applicable Exchange Offer Registration Statement does not become effective under the Securities Act and the applicable Registered Exchange Offer is not consummated on or prior to October 1, 2016, in the case of the Original Notes due 2022, or October 1, 2018, in the case of the Original Notes due 2025, then we will pay additional interest to the holders of the Original Notes affected thereby during the period beginning on October 1, 2016, in the case of the Original Notes due 2022, or October 1, 2018, in the case of the Original Notes due 2025, in an amount equal to 0.25% per annum on the principal amount of the applicable Registrable Securities (as defined in the Registration Rights Agreement) until such securities cease to be Registrable Securities or, if earlier, the applicable Exchange Offer is consummated.

We will not be required to pay additional interest to the holders of the Original Notes if the holders failed to comply with their obligations to make the representations set forth above in the last paragraph under “The Exchange Offers—Procedures for Tendering.”

Noteholders Agreement

On February 21, 2014, we entered into a Noteholders Agreement (the “Noteholders Agreement”) with respect to the Original Notes due 2022 and the Original Notes due 2025 with Vodafone Group and Vodafone 4 whereby the parties agreed to contractual arrangements with respect to the transfer of the Notes by a Vodafone Entity (as defined in the Noteholders Agreement) and the repurchase of the Notes by us. The Noteholders Agreement does not amend the terms of the Notes, including the Exchange Notes, and no holder of Exchange Notes other than a Vodafone Entity is entitled to any rights or subject to any obligations under the Noteholders Agreement.

Among other things, the Noteholders Agreement provides that the Notes may only be transferred by the Vodafone Entities to third parties in specified amounts during specified periods, commencing January 1, 2017. In addition, pursuant to the Noteholders Agreement, at any time following February 21, 2016, we may repurchase all or any portion of the Notes to the extent they are held by a Vodafone Entity at a price of 100% of the aggregate principal amount of the Notes being repurchased plus accrued and unpaid interest. Any Notes held by persons other than the Vodafone Entities will not be redeemable by us prior to their maturity dates; however, we may from time to time purchase all or some of the Exchange Notes by tender, in the open market or by private agreement, subject to applicable law.

The foregoing description of the Noteholders Agreement is a summary only and is qualified in its entirety by reference to all the provisions of the Noteholders Agreement. A copy of the Noteholders Agreement is available upon request to us at our address set forth under “Documents Incorporated by Reference.”

DESCRIPTION OF THE EXCHANGE NOTES

General

The Exchange Notes will be issued under our Indenture, dated as of December 1, 2000 (as amended or supplemented, the “Indenture”), between us and U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee (the “Trustee”), and will be issued in book-entry or physical certificated form, as applicable, and shall be in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The Indenture provides for the issuance from time to time of debt securities in an unlimited principal amount and in an unlimited number of series. The Exchange Notes will be unsecured and will rank equally with all of our senior unsecured debt. Each of the Exchange Notes due 2022 and the Exchange Notes due 2025 will be a series of debt securities under the Indenture.

The following summary sets forth certain terms and provisions of the Exchange Notes and the Indenture, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the terms and provisions of the Exchange Notes and the Indenture, including the definitions therein, copies of which are available as set forth under “Where You Can Find More Information.” Because the following is only a summary, it does not contain all of the information that you may find useful in evaluating an investment in the Exchange Notes. We urge you to read the Indenture and the Exchange Notes because they, and not this description, define your rights as holders of the Exchange Notes.

Maturity and Interest

The Exchange Notes due 2022 will mature on February 21, 2022 and the Exchange Notes due 2025 will mature on February 21, 2025.

We will pay interest on the Exchange Notes due 2022 at the rate of LIBOR plus 1.222% per annum on February 21, May 21, August 21 and November 21 of each year to holders of record on the fifteenth calendar day, whether or not a business day, immediately preceding such interest payment date. We will pay interest on the Exchange Notes due 2025 at the rate of LIBOR plus 1.372% per annum on February 21, May 21, August 21 and November 21 of each year to holders of record on the fifteenth calendar day, whether or not a business day, immediately preceding such interest payment date. The first interest payment date on the Exchange Notes due 2022 is November 21, 2016. The first interest payment date on the Exchange Notes due 2025 is November 21, 2016.

If any interest payment date falls on a day that is not a business day, as defined below, we will make the interest payment on the next succeeding business day unless that business day is in the next succeeding calendar month, in which case we will make the interest payment on the immediately preceding business day. Interest on the Exchange Notes due 2022 and the Exchange Notes due 2025 will be computed on the basis of a 360-day year and the actual number of days elapsed.

Interest on the Exchange Notes due 2022 and the Exchange Notes due 2025 will accrue from, and including, August 21, 2016, to, but excluding, the next interest payment date for such series and then from, and including, the immediately preceding interest payment date for such series to which interest has been paid or duly provided for to, but excluding, the next interest payment date for such series or the maturity date for such series, as the case may be. We refer to each of these periods as an “interest period.” The amount of accrued interest that we will pay for any interest period can be calculated by multiplying the face amount of the Exchange Notes due 2022 or the Exchange Notes due 2025, as applicable, by an accrued interest factor. This accrued interest factor for the Notes is computed by adding the interest factor calculated for each day from the last interest payment date for such series to which interest has been paid or duly provided for, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by

360. If the maturity date of the Exchange Notes due 2022 or the Exchange Notes due 2025 falls on a day that is not a business day, we will pay principal and interest on the next succeeding business day, but we will consider that payment as being made on the date that the payment was due. Accordingly, no interest will accrue on the payment for the period from and after the maturity date to the date we make the payment on the next succeeding business day. Interest on the Notes on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the Notes are registered at the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the interest payment date for such series of Notes. However, interest that we pay on the maturity date will be payable to the person to whom the principal will be payable.

When we use the term “business day” with respect to the Notes, we mean any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided that such day is also a London business day. “London business day” means any day on which commercial banks are open for business, including dealings in U.S. dollars, in London.

The interest rate on the Exchange Notes due 2022 will be calculated by the calculation agent, which will be an independent investment banking or commercial banking institution of international standing appointed by us, and will be equal to three-month LIBOR plus 1.22%. The interest rate on the Exchange Notes due 2025 will be calculated by the calculation agent, which will be an independent investment banking or commercial banking institution of international standing appointed by us, and will be equal to three-month LIBOR plus 1.372%. The calculation agent will reset the interest rate on each interest payment date, each of which we refer to as an “interest reset date.” The second London business day preceding an interest reset date will be the “interest determination date” for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date.

“LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(1)	With respect to any interest determination date, LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that interest determination date. If no such rate appears, then LIBOR, in respect to that interest determination date, will be determined in accordance with the provisions described in (2) below.

(2)	With respect to an interest determination date on which no rate appears on the Designated LIBOR Page, as specified in (1) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such interest determination date and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time. If at least two quotations are so provided, then LIBOR on such interest determination date shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in The City of New York, on such interest determination date by three major banks in The City of New York selected by the calculation agent for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected by the calculation agent are not providing quotations in the manner described in this sentence, LIBOR determined as of such interest determination date will be LIBOR in effect on such interest determination date.

“The Designated LIBOR Page” means the Reuters screen “LIBOR01” page, or any successor page on Reuters selected by us with the consent of the calculation agent, or if we determine that no such successor page shall exist on Reuters, the Bloomberg page “BBAM,” or any successor page on Bloomberg selected by us with the consent of the calculation agent.

Additional Notes of the Same Series

We may without consent of or notice to the holders of the Exchange Notes issue additional debt securities under the Indenture having the same terms in all respects as the Exchange Notes due 2022 or the Exchange Notes due 2025 offered hereby. Any additional debt securities with the same terms as the Exchange Notes due 2022 or the Exchange Notes due 2025 will be consolidated with and treated as a single series with the applicable series of Exchange Notes offered hereby for all purposes under the Indenture.

Redemption

The Exchange Notes will not be redeemable under the terms of the Indenture prior to Maturity. However, we may from time to time purchase all or some of the Exchange Notes by tender, in the open market or by private agreement, including by exercising our rights under the Noteholders Agreement (See “The Exchange Offers—Noteholders Agreement”), subject to applicable law.

Liens on Assets

The Exchange Notes will not be secured. However, if at any time we incur other debt or obligations secured by a mortgage or pledge on any of our property, the Indenture requires us to secure the outstanding debt securities issued under the Indenture, including the Exchange Notes, equally with our other debt or obligations for as long as the other debt or obligations remain secured. Exceptions to this requirement include the following:

•	purchase-money mortgages or liens;

•	liens on any property or asset that existed at the time when we acquired that property or asset;

•	any deposit or pledge to secure public or statutory obligations;

•	any deposit or pledge with any governmental agency required to qualify us to conduct any part of our business, to entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security; or

•	any deposit or pledge with any court, board, commission or governmental agency as security for the proper conduct of any proceeding before it.

The Indenture does not prevent any of our affiliates from mortgaging, pledging or subjecting to any lien any property or asset, even if the affiliate acquired that property or asset from us.

We may issue or assume an unlimited amount of debt under the Indenture. As a result, the Indenture does not prevent us from significantly increasing our unsecured debt levels, which may negatively affect the resale of the Exchange Notes.

Consolidation, Merger or Sale

The Indenture provides that we may not merge with another company or sell, transfer or lease all or substantially all of our property to another company unless:

•	the successor corporation expressly assumes:

•	payment of principal, interest and any premium on the Exchange Notes; and

•	performance and observance of all covenants and conditions in the Indenture;

•	after giving effect to the transaction, there is no default under the Indenture;

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating that such transaction complies with the conditions set forth in the Indenture; and

•	if as a result of the transaction, our property would become subject to a lien that would not be permitted by the asset lien restriction, we secure the Exchange Notes equally and ratably with, or prior to, all indebtedness secured by that lien.

Events of Default, Notices and Waiver

An “event of default” means, for any series of debt securities issued under the Indenture, any of the following:

•	failure to pay interest on that series of debt securities for 90 days after payment is due;

•	failure to pay principal or any premium on that series of debt securities when due;

•	failure to perform any other covenant relating to that series of debt securities for 90 days after notice to us; and

•	certain events of bankruptcy, insolvency and reorganization.

An event of default for a particular series of debt securities issued under the Indenture does not necessarily impact any other series of debt securities issued under the Indenture. If an event of default for any series of debt securities issued under the Indenture occurs and continues, the Trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of the affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the outstanding principal amount of the debt securities of that series can rescind the declaration if there has been deposited with the trustee a sum sufficient to pay all matured installments of interest, principal and any premium.

The holders of more than 50% of the outstanding principal amount of any series of the debt securities may, on behalf of the holders of all of the debt securities of that series, control any proceedings resulting from an event of default or waive any past default except a default in the payment of principal, interest or any premium. We are required to file an annual certificate with the Trustee stating whether we are in compliance with all of the conditions and covenants under the Indenture.

Changes to the Indenture

The Indenture may be changed with the consent of holders owning more than 50% of the principal amount of the outstanding debt securities of each series affected by the change. However, we may not change your principal or interest payment terms or the percentage required to change other terms of the Indenture, without your consent and the consent of others similarly affected. We may enter into supplemental indentures for other specified purposes, including the creation of any new series of debt securities, without the consent of any holder of debt securities.

Concerning the Trustee

Within 90 days after a default occurs with respect to the debt securities of a particular series, the Trustee must notify the holders of the debt securities of that series of such default known to the Trustee if we have not remedied it (default is defined for this purpose to include the events of default specified above absent any grace periods or notice). If a default described above in the third bullet under “—Events of Default, Notices and Waiver” occurs, the Trustee will not give notice to the holders of the affected series until at least 60 days after the occurrence of that default. The Trustee may withhold notice to the holders of the debt securities of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders.

Prior to an event of default, the Trustee is required to perform only the specific duties stated in the Indenture, and after an event of default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The trustee is not required to take any action permitted by the Indenture at the request of holders of the debt securities, unless those holders protect the Trustee against costs, expenses and liabilities. The Trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially.

The Trustee and its affiliates have commercial banking relationships with us and some of our affiliates and serve as trustee or paying agent under indentures relating to debt securities issued by us and some of our affiliates.

Paying Agent and Registrar

The Trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the Exchange Notes, and we may act as paying agent or registrar, although we currently have no plans to do so.

Defeasance

The Indenture permits us to discharge or “defease” certain of our obligations on any series of debt securities at any time. We may defease by depositing with the Trustee sufficient cash or government securities to pay all sums due on that series of debt securities.

Book-Entry, Delivery and Form

Except as described under the caption “—Certificated Notes”, the Exchange Notes will be issued in book-entry form, which means that such Exchange Notes of each series (which we refer to as Global Notes) will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York, commonly known as DTC, or in the name of Cede & Co., as nominee of DTC. You may hold interests in Global Notes directly through DTC, Euroclear Bank, S.A./N.V., commonly known as Euroclear, or Clearstream Banking, société anonyme, Luxembourg, commonly known as Clearstream, if you are a participant in any of these clearing systems, or indirectly through organizations which are participants in those systems. Links have been established among DTC, Clearstream and Euroclear to facilitate the issuance of the Global Notes and cross-market transfers of the Global Notes associated with secondary market trading. DTC is linked indirectly to Clearstream and Euroclear through the depositary accounts of their respective U.S. depositaries. Beneficial interests in the Global Notes may be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes in book-entry form that can be exchanged for definitive notes of the applicable series under the circumstances described under the caption “—Certificated Notes” will be exchanged only for definitive notes of the applicable series issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of these settlement systems and are subject to change by them from time to time. Neither we, the Trustee, nor any paying agent takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The clearing systems have advised us as follows:

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants, known as DTC participants, deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for DTC participants’ accounts. This eliminates the need to exchange certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a DTC participant. The rules that apply to DTC and its participants are on file with the SEC.

We expect that pursuant to procedures established by DTC:

•	upon deposit of each Global Note, DTC will credit the accounts of participants in DTC designated by the Exchange Agent with an interest in the Global Note; and

•	ownership of the Global Notes will be shown on, and the transfer of ownership of the Global Notes will be effected only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the Exchange Notes represented by a Global Note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Global Notes to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

So long as DTC or its nominee is the registered owner of the Global Note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the Global Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have Global Notes registered in their names;

•	will not receive or be entitled to receive Physical Notes; and

•	will not be considered the owners or holders of the Exchange Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of Exchange Notes under the Indenture or the Global Note. We understand that under existing industry practice, if we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of the Global Note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders. Neither we, the Trustee nor any paying agent, if applicable, will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the Exchange Notes.

Payments with respect to the principal of, and premium, if any, and interest on, any Global Notes registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee or any paying agent, if applicable, to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing those Exchange Notes, under the Indenture. Under the terms of the Indenture, we, the Trustee and any paying agent, if applicable may treat the persons in whose names the Exchange Notes, including the Global Notes, are registered as the owners of the Exchange Notes for the purpose of receiving payment on the Exchange Notes and for any and all other purposes whatsoever. Accordingly, neither we, the Trustee, nor any paying agent has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, including principal, premium, if any, and interest. Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with the clearing systems’ respective rules and operating procedures.

Upon receipt of any payment of principal or interest, DTC will credit DTC participants’ accounts on the payment date according to such participants’ respective holdings of beneficial interests in the Global Notes as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to DTC participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by DTC participants to owners of beneficial interests in the Global Notes, and voting by DTC participants, will be governed by the customary practices between the DTC participants and owners of beneficial interests, as is the case with securities held for the accounts of customers registered in street name. However, these payments will be the responsibility of the DTC participants and not of DTC, the Trustee, the Exchange Agent, any paying agent, if applicable, or us.

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, known as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include an underwriter, dealer, agent or purchaser engaged by us to sell the Global Notes. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

Distributions with respect to interests in the Global Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear plc, a U.K. limited liability company, and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include an underwriter, dealer, agent or purchaser engaged by us to sell the Global Notes.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank regulated by the Belgian Banking and Finance Commission and is overseen as the operator of a securities settlement system by the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to Global Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

All initial settlements for the Exchange Notes will be made in U.S. dollars, in same-day funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in same-day funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the applicable European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositary.

Because of time-zone differences, credits of Global Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the Global Notes settled during this processing will be reported to the Clearstream or Euroclear participants on the same business day. Cash received in Clearstream or Euroclear as a result of sales of the Global Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear are expected to follow these procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, Clearstream and Euroclear, they will be under no obligation to perform or continue to perform these procedures and these procedures may be changed or discontinued at any time. Neither we, the Trustee, the Exchange Agent nor any paying agent, if applicable, will have any responsibility for the performance of DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

Exchange Notes issued in exchange for Original Notes in physical certificated form purchased by a holder will be issued in physical certificated form, which we refer to as Physical Notes. In order for the Trustee to transfer all or any portion of the principal amount of the Physical Notes to the applicable Global Notes, the Trustee is required to have received (i) an executed certificate of an authorized officer of the Company, which shall include a Notice of Transfer executed by the applicable holder and delivered to us, pursuant to which the holder will provide notice of its intention to transfer the Physical Notes and (ii) the Physical Note to be transferred. In the event of a partial transfer of a Physical Note, the Physical Note to be partially transferred shall be cancelled and a new Physical Note representing the principal amount to be retained by the transferring holder shall be issued in the name of such holder.

In the case of Exchange Notes in certificated form, we will make payment of principal and any premium at the maturity of such Exchange Notes in immediately available funds upon presentation of such Exchange Notes at the corporate trust office of the Trustee, or at any other place as we may designate. Payment of interest on Exchange Notes in certificated form due at maturity will be made to the person to whom payment of the principal of the Exchange Note will be made. Payment of interest due on Exchange Notes in certificated form other than at maturity will be made at the corporate trust office of the Trustee or, at our option, may be made by check mailed to the address of the person entitled to receive payment as the address appears in the security register, except that a holder of $1,000,000 or more in aggregate principal amount of a series of Exchange Notes in certificated form may, at our option, be entitled to receive interest payments on any interest payment date other than at maturity by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the Trustee at least 15 days prior to the interest payment date. Any wire instructions received by the Trustee will remain in effect until revoked by the holder.

If:

•	DTC notifies us that it is at any time unwilling or unable to continue as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed by us within 90 days; or

•	we execute and deliver to the Trustee a company order to the effect that the Global Notes will be exchangeable for Physical Notes,

the Global Notes will be exchangeable for Physical Notes with the same terms and of an equal aggregate principal amount, in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Physical Notes will be registered in the name or names as DTC instructs the Trustee or any registrar appointed by us. We expect that instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in Global Notes. Upon the issuance of such Physical Notes, the Trustee or any registrar appointed by us is required to register such Physical Notes in the name of that person or persons, or their nominee, and cause such Physical Notes to be delivered.

Neither we, the Trustee, the Exchange Agent nor any registrar appointed by us will be liable for any delay by DTC or any participant or indirect participant in DTC in identifying the beneficial owners of the related Exchange Notes, and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued.

Governing Law

The Indenture is, and the Exchange Notes will be, governed by, and construed in accordance with, the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relating to the Exchange Offers. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders (as defined below) in light of their particular circumstances (including Holders that are directly or indirectly related to us) or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, Holders that hold a Note as part of a straddle, hedge, conversion or other integrated transaction or Holders that are U.S. persons and have a “functional currency” other than the U.S. dollar). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations. As used in this discussion, the term “Holder” means a beneficial owner of a Note.

The exchange of an Original Note for an Exchange Note pursuant to either of the Exchange Offers will not be treated as a sale or exchange of the Original Note by a Holder for U.S. federal income tax purposes. Accordingly, a Holder of an Original Note will not recognize any gain or loss upon the exchange of such Original Note for an Exchange Note pursuant to either of the Exchange Offers. Such Holder’s holding period for such Exchange Note will include such Holder’s holding period for such Original Note, and such Holder’s adjusted tax basis in such Exchange Note will be the same as such Holder’s adjusted tax basis in such Original Note.

There will be no U.S. federal income tax consequences to a Holder of an Original Note that does not participate in the Exchange Offers.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS RELATING TO THE EXCHANGE OFFERS IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION

Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), and subject to the immediately following sentence, we believe Exchange Notes issued under the Exchange Offers in exchange for Original Notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders that are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of Original Notes that is an affiliate of ours (as defined in Rule 405 under the Securities Act), that did not acquire the Original Notes, or will not acquire the Exchange Notes, in the ordinary course of its business or that intends to participate in the Exchange Offers for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Original Notes in the Exchange Offers, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Any broker-dealer that holds Original Notes that were acquired as a result of market-making activities or other trading activities will not be entitled to tender its Original Notes in the Exchange Offers, and this prospectus may not be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

We have agreed to pay all expenses incident to the Exchange Offers.

EXPERTS

The consolidated financial statements of Verizon Communications Inc. (Verizon Communications) appearing in its Current Report on Form 8-K dated July 29, 2016 for the year ended December 31, 2015, the financial statement schedule of Verizon appearing in Verizon Communication Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of Verizon Communications’ internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included or incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

William L. Horton, Jr., Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon, is passing upon the validity of the Exchange Notes for us. As of July 20, 2016, Mr. Horton beneficially owned 9,247 shares of Verizon common stock.

Verizon Communications Inc.

Offer to Exchange

$2,500,000,000 aggregate principal amount

of Floating Rate Notes due 2022

for

$2,500,000,000 aggregate principal amount

of Floating Rate Notes due 2022

that have been registered under the Securities Act

Offer to Exchange

$2,500,000,000 aggregate principal amount

of Floating Rate Notes due 2025

for

$2,500,000,000 aggregate principal amount

of Floating Rate Notes due 2025

that have been registered under the Securities Act

PROSPECTUS

August 10, 2016